Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2003 Stock Option Plan of Cardima, Inc. of our report dated February 7, 2003, except for Note 7, as to which the date is March 28, 2003, with respect to the December 31, 2002 and 2001 financial statements and schedule of Cardima, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Palo Alto, California

June 8, 2004